                                                                       Exhibit 2
                                                                       ---------

                          AGREEMENT AMONG STOCKHOLDERS
                          ----------------------------

         This AGREEMENT AMONG STOCKHOLDERS ("Agreement") is dated as of
November 6, 1997, by and among Samstock, L.L.C., a Delaware limited liability company ("Samstock"), Transmedia Investors, L.L.C., a Delaware limited liability company ( "TNI", and together with Samstock, "Investor"), Melvin Chasen and Iris Chasen, each individually (collectively, "Stockholder"), and, solely for purposes of Sections 1(e), 2(a), 2(b) and 8 through 19 inclusive of this Agreement, Transmedia Network Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in Section 8 hereof.

                                 R E C I T A L S

         WHEREAS, reference is hereby made to: (i) that certain Stock Purchase and Sale Agreement, dated as of November 6, 1997, (the "Purchase Agreement") among the Company, Investor and Stockholder pursuant to which Investor has agreed to purchase from the Company, and the Company has agreed to sell to Investor, (A) an aggregate of 2,500,000 newly issued shares of common stock of the Company, par value $.02 per share ("Common Stock"), and (B) a warrant to purchase an additional 1,200,000 shares of Common Stock in the aggregate; and
(ii) that certain Investment Agreement, dated as of even date herewith, among the Company and Investor (the "Investment Agreement"). Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to them in the Investment Agreement.

         WHEREAS, as of the date hereof, Stockholder owns of record and/or beneficially, directly or indirectly, that number of shares of Common Stock, or options to purchase shares of Common Stock, set forth opposite Stockholder's name on Exhibit A hereto;

         WHEREAS, the parties desire that Stockholder grant Investor an irrevocable proxy to vote all Shares whether now owned or hereafter acquired by Stockholder, on the terms set forth in this Agreement.

         WHEREAS, the parties desire to establish certain rights and restrictions related to the transfer of Shares.

                                      -57-


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                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         Section 1. Voting of Shares / Related Matters.

         (a) Stockholder does hereby constitute and appoint Investor its true and lawful attorney and proxy during the period that this Agreement remains in force, to appear for, represent, and vote all Shares held by Stockholder, whether now owned or hereafter acquired, for Stockholder at all meetings of the stockholders of the Company, with power to vote upon any and all questions which may arise at any such meeting or meetings, as fully and with the same effect as if Stockholder had voted such Shares, subject, however, to any applicable voting restrictions contained in the Investment Agreement.

         (b) Investor may vote on behalf of Stockholder in person or by proxy, and, promptly upon request from Investor, from time to time, Stockholder shall execute and deliver to Investor a separate written proxy conferring upon Investor, or such other person as Investor may designate, the full, irrevocable authority to vote all of such Stockholder's Shares, whether now owned or hereafter acquired, at any specified meeting of the stockholders of the Company, subject, however, to any applicable voting restrictions contained in the Investment Agreement.

         (c) Irrespective of the grant of the proxies referred to in subparagraphs (a) and (b) above, in each event where Stockholder is entitled to vote any Shares, if and when requested by Investor, Stockholder shall vote all of the Shares, whether now owned or hereafter acquired, held by Stockholder which Stockholder is entitled to vote as directed by Investor, subject, however, to any applicable voting restrictions contained in the Investment Agreement.

         (d) Stockholder hereby agrees that: (i) Investor may appoint any Affiliate of Investor to act on Investor's behalf or as Investor's successor under this Section 1 with the same power and authority conferred on Investor; and (ii) all power and authority conferred on Investor by this Section 1 is coupled with an interest and is irrevocable and, to the extent not prohibited by law, shall not be terminated by any act of Investor or Stockholder or by operation of law or by the occurrence of any event whatsoever, including without limitation, the death, incapacity, dissolution, liquidation, termination, bankruptcy, dissolution of marital relationship or insolvency of Investor or Stockholder or any similar event.

         (e) Subject to any applicable voting restrictions contained in the Investment Agreement, Stockholder and the Company acknowledge that the Company shall be entitled to rely conclusively on any written direction or instruction received from Investor regarding any vote of Stockholder's Shares, and Investor agrees to furnish a copy of any such direction or instructions to Stockholder no later than the time such directions or instructions are provided to the Company. The Company agrees that it will not recognize any purported vote of Stockholder's Shares, except pursuant to written direction or instruction received from Investor.

         Section 2. Restrictions on Transfer and Related Matters / Permitted Transferees.

         (a) Stockholder shall not Transfer any Shares except for a Transfer to a Permitted Transferee pursuant to Section 2(b) or a Transfer pursuant to
Section 3, 4, 5 or 6, as applicable, and Investor shall not Transfer any Shares except for a Transfer to a Permitted Transferee pursuant to Section 2(b), or a Transfer pursuant to Sections 5 or 6, as applicable. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; and the Company shall refuse to recognize any such purported transferee of Shares as a holder of such Shares for any purpose.

         (b) Notwithstanding anything to the contrary in Section 2(a) hereof, for purposes of this Agreement, Stockholder and Investor may Transfer Shares to a Permitted Transferee of such Stockholder or Investor, as the case may be, without complying with the provisions of Sections 3, 4, 5 or 6. As a condition to the effectiveness of any Transfer of Shares to a Permitted Transferee, the Permitted Transferee shall execute a counterpart to this Agreement, whereupon the Permitted Transferee shall hold Shares subject to all of the provisions of this Agreement, as if the Permitted Transferee were the Person who transferred the Shares actually held by the Permitted Transferee. Notwithstanding anything to the contrary in this Agreement: (i) all rights and benefits originally granted to Stockholder or Investor under this Agreement shall remain with it or him (or Stockholder's duly appointed representative, in the event of Stockholder's death or incapacity), and shall not be assigned or transferred to their Permitted Transferees, notwithstanding any Transfer of Shares by them to their Permitted Transferees, as if Stockholder or Investor, as the case may be, who Transferred Shares to their Permitted Transferee were the holders of the Shares actually held by their Permitted Transferee; and (ii) no Permitted Transferee shall be entitled to exercise any right, satisfy any obligation or otherwise take any action or do anything under this Agreement, except through Stockholder or Investor, as the case may be, who Transferred Shares to its Permitted Transferee (or Stockholder's duly appointed representative, in the event of Stockholder's death or incapacity), as the representative for all of such party's Permitted Transferees.

         Section 3. Right of First Offer on Private Transfer. In the event that Stockholder wishes to sell for cash in a bona fide transaction with an independent third party, whether or not such third party has made an offer to purchase any of Stockholder's Shares, all or any portion of the Shares now owned or hereafter acquired by Stockholder, other than in a Public Sale, Stockholder shall first notify Investor in writing (the "Notice of Intended Sale") of the number of Shares for sale by Stockholder (the "Offered Shares") and the proposed price and other terms of sale. Investor thereupon shall have the right to purchase all (but not less than all) of the Offered Shares at the proposed price in cash and on the other proposed terms of sale. In order to exercise its purchase rights, within five (5) business days (two (2) business days in the event of a proposed sale of no more than 10,000 Shares in the aggregate) after receiving the Notice of Intended Sale from Stockholder, Investor shall deliver to Stockholder a written election (the "Election Notice") to purchase all of the Offered Shares. If Investor does not exercise its purchase rights with respect to all (and not less than all) of the Offered Shares within the time period as provided herein with respect to all of the

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Offered Shares, or fails to deliver the Election Notice within the time period provided, Stockholder shall be free for a period of ninety (90) days thereafter to complete a sale of the Offered Shares to any Person at or above the price in cash and on substantially the same terms as set forth in Stockholder's notice of intended sale. If such a sale is not consummated within such ninety (90) day period by Stockholder, the Offered Shares shall again be subject to a right of first offer by Investor under the provisions of this Section 3. Except as provided herein, Stockholder shall be bound by the restrictions and limitations imposed by this Agreement after any notice of a desire to sell is given and whether or not any such sale actually occurs. In the event Investor exercises its rights of first offer hereunder, Investor and Stockholder shall, as promptly as practicable and as a condition to their respective obligations hereunder, enter into such agreements and deliver such documents to one another as shall be necessary for the sale of Stockholder's Shares to Investor as contemplated hereby. Notwithstanding anything to the contrary in this Section 3, in the event that after Investor's receipt of the Notice of Intended Sale and prior to the earlier of (i) Stockholder's receipt of the Election Notice or (ii) 5:00 p.m. Eastern Time on the fourth (4th) day following Investor's receipt of the Notice of Intended Sale, the Market Price of the Shares increases or decreases by twenty percent (20%) or more as compared to the Market Price on the last trading day immediately prior to the date of Investor's receipt of the Notice of Intended Sale, Stockholder shall have the right to withdraw its Notice of Intended Sale by written notice to Purchaser, in which event the Notice of Intended Sale actually delivered by Stockholder to Investor shall be deemed for all purposes under this Section 3 as never having been delivered to Investor.

         Section 4. Right of First Offer on Public Sale. In the event that Stockholder wishes to sell for cash in a Public Sale all or any portion of the Shares now owned or hereafter acquired by Stockholder, whether or not any third party has made an offer to purchase any of Stockholder's Shares, Stockholder shall first notify Investor in writing (the "Notice of Intended Sale") of the number of Shares for sale by Stockholder (the "Offered Shares"). Investor thereupon shall have the right to purchase all or any part of the Offered Shares for cash at their Market Price on the last trading day immediately prior to the date of Investor's receipt of the Notice of Intended Sale. In order to exercise its purchase rights, within five (5) business days (two (2) business days in the event of a proposed Public Sale of no more than 10,000 Shares in the aggregate) after receiving the Notice of Intended Sale from Stockholder, Investor shall deliver to Stockholder a written election "Election Notice" to purchase so many of the Offered Shares as it may desire to purchase. If Investor does not exercise its purchase rights with respect to all of the Offered Shares within the time period as provided herein or fails to deliver the Election Notice within the time period provided, Stockholder shall be free for a period of ten
(10) days thereafter to complete a Public Sale of that number of Offered Shares with respect to which Stockholder failed to exercise its purchase rights. If such Public Sale is not consummated within such ten (10) day period by Stockholder, the Offered Shares shall again be subject to a right of first offer by Investor under the provisions of this Section 4. Except as provided herein, Stockholder shall be bound by the restrictions and limitations imposed by this Agreement after the Notice of Intended Sale is given and whether or not any such sale actually occurs. In the event Investor exercises its rights of first offer hereunder, Investor and Stockholder shall, as promptly as practicable and as a condition to their respective obligations hereunder, enter into such agreements and deliver such documents to one another as shall be necessary for the sale of Stockholder's Shares to Investor as contemplated hereby. Notwithstanding anything to the contrary in this Section 4, in the event that after Investor's

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receipt of the Notice of Intended Sale and prior to the earlier of (i)
Stockholder's receipt of the Election Notice or (ii) 5:00 p.m. Eastern Time on the fourth (4th) day following Investor's receipt of the Notice of Intended Sale, the Market Price of the Shares increases or decreases by twenty percent (20%) or more as compared to the Market Price on the last trading day immediately prior to the date of Investor's receipt of the Notice of Intended Sale, Stockholder shall have the right to withdraw its Notice of Intended Sale by written notice to Purchaser, in which event the Notice of Intended Sale actually delivered by Stockholder to Investor shall be deemed for all purposes under this Section 4 as never having been delivered to Investor.

         Section 5. Co-Sale Rights. In the event that Investor enters into an agreement to sell to any independent third party or group of independent third parties, in a single transaction or related series of transactions, other than a Public Sale, such number of Shares as equals or exceeds more than ten percent (10%) of the Shares held by Investor, Investor shall first notify Stockholder in writing, of the identity of the proposed purchaser(s), the number of Shares proposed to be sold, the proposed purchase price and terms of sale and an estimate of the Transaction Costs (as defined below) (which estimate shall not be binding on Investor and shall have no effect on Investor's or Stockholder's rights or obligations under this Section 5). Stockholder thereupon shall have the right to participate in the proposed sale at the same net price per share and other terms of sale as offered to Investor. In order to exercise its co-sale rights, Stockholder, within ten (10) business days after receiving notice from Investor, shall deliver to Investor a written election to participate in the sale to the extent allowed by this Section 5. If Stockholder has elected to participate in the proposed sale, Stockholder shall be entitled to sell in the proposed sale a number of Shares equal to the product of (i) the quotient (the "Co-Sale Fraction") determined by dividing the number of Shares owned by Stockholder by the aggregate number of Shares owned by Stockholder and Investor multiplied by (ii) the total number of Shares to be sold by them in the proposed sale. Notwithstanding anything to the contrary in this Section 5, the sale proceeds to which Stockholder would otherwise be entitled by reason of its participation in a sale pursuant to this Section 5 shall be reduced by an amount equal to the product of Stockholder's Co-Sale Fraction multiplied by the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses (collectively, "Transaction Costs"), incurred by Investor in connection with the sale or the exercise of the Tag-Along Stockholder's rights under this Section 5. Stockholder shall, as promptly as practicable and as a condition to its participation, enter into such agreements as shall be reasonably requested by Investor for the sale of its Shares in the proposed sale.

         Section 6. Drag-Along Rights. Subject to Section 3 and Section 4, if Investor owns more Company Voting Securities than Stockholder and Investor enters into an agreement (including an agreement in principle) to sell all of its Shares to any purchaser or group of purchasers (other than any Permitted Transferees or Stockholder), in a single arms-length transaction or related series of arms-length transactions with an independent third party or group of independent third parties, Investor may require that Stockholder sell all of its Shares to such purchaser or group of purchasers at a net price and on terms and conditions the same as those on which Investor has agreed to sell its Shares; provided, however, that, notwithstanding the foregoing, prior to the second

                                      -61-

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anniversary of this Agreement, Investor shall not be entitled to require
Stockholder to sell its Shares at a net price of $6.00 per share or less. Investor shall give prompt notice to Stockholder that Investor has entered into an agreement of the type described in this Section 6, and Stockholder shall, as promptly as practicable, enter into such agreements as shall reasonably be requested by Investor for the sale of all the Shares in the proposed sale. Notwithstanding anything to the contrary in this Section 6, the sale proceeds to which Stockholder would otherwise be entitled by reason of its participation in a sale pursuant to this Section 6 shall be reduced by an amount equal to the product of (i) the percentage of Shares to be sold in the proposed sale owned by Stockholder, multiplied by (ii) the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses, incurred by Investor in connection with the sale or the exercise of Investor's rights under this Section 6.

         Section 7. Stockholder Board Seat. So long as Investor is entitled to designate one or two directors in accordance with the provisions of Section 4.4 of the Investment Agreement and Stockholder and Stockholder's Permitted Transferees (other than any charitable organizations) own collectively of record and beneficially at least 950,000 shares of Common Stock, Investor shall vote all Company Voting Securities owned of record by Investor or with respect to which Investor has voting control in favor of the election of Melvin Chasen to the Company's Board of Directors.

         Section 8. Certain Definitions.

         "Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Chasen Family Entity" means any corporation, partnership, limited liability company, trust, or other legal entity controlled by Chasen and wholly owned beneficially and of record by Chasen and/or Chasen's spouse, children, grandchildren, parents, siblings, in-laws, nieces and/or nephews or a trust established for any of their benefit, provided such trust is wholly controlled by Chasen.

         "Market Price" means the closing price of the Common Stock on the New York Stock Exchange (or, if not trading on the New York Stock Exchange, such other securities exchange or over the counter market on which the Company's Common Stock is then trading) as of the date of determination.

         "Permitted Transferee" means:

                  (i) with respect to the Transfer of Shares by Investor, any Affiliate of Investor or any stockholder, partner or member of any such Affiliate; and

                  (ii) with respect to any Transfer of Shares by Stockholder,
         (A) any Chasen Family Entity, (B) any charitable organization as defined under Section 501(c)(3) of the

                                      -62-

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         Internal revenue Code of 1986, as amended, and (C) any other charitable organization(s), provided Stockholder does not Transfer to any such other charitable organization(s) in the aggregate over the term of this Agreement more than ten percent (10%) of the Shares in any single Transfer or series (related or unrelated) of Transfers.

         "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity.

         "Public Sale" means a bona fide sale of Shares either in "broker's transactions" within the meaning of Section 4(4) of the Securities Act of 1933, as amended, or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.

         "Shares" means all shares of Company Voting Securities, whether now owned or hereafter acquired.

         "Transfer" means any voluntary or involuntary, direct or indirect, transfer, sale, assignment, donation, pledge, hypothecation, issuance, grant of a security interest in or other disposition or attempted disposition of Shares or any right or interest whatsoever therein, including, without limitation, by operation of law or otherwise, whether with or without consideration or value, and whether for cash, other securities or other property and specifically including any share for share or similar exchange; provided, however, that:

                  (i) any pledge or hypothecation of or grant of security interest in Shares by any Stockholder which is either approved by

         Investor in writing prior to the pledge, hypothecation or grant of security interest or is effected by Investor or any Affiliate of Investor shall not constitute a "Transfer" of Shares for any purpose under this Agreement; and

                  (ii) any Transfer effected as a result of a Stockholder's death, pursuant to the laws of descent and distribution, by operation of law or otherwise, to such Stockholder's spouse, children, grandchildren, parents, siblings, in-laws, nieces and/or nephews or a trust established for any of their benefit, shall not constitute a "Transfer" of Shares for any purpose under this Agreement, provided each transferee of Shares executes a counterpart to this Agreement, whereupon such transferee shall hold such Shares subject to all of the provisions of this Agreement, as if the transferor were the holder of Shares held by the transferee.

         Section 9. Notices. All notices, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, to the appropriate address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

                           if to Investor:

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

                           Transmedia Investors, L.L.C.
                           Two N. Riverside Plaza - Suite 600
                           Chicago, IL  60606
                           Attention: F. Philip Handy
                           Fax: (312) 454-0610

                           with an additional copy to:

                           Rosenberg & Liebentritt, P.C.
                           Two N. Riverside Plaza - Suite 1600
                           Chicago, IL  60606
                           Attention:  Joseph M. Paolucci, Esq.
                           Fax: (312) 454-0335

                           if to the Company:

                           Transmedia Network Inc.
                           11900 Biscayne Boulevard
                           Miami, Florida  33181
                           Attention:  Chief Executive Officer
                           Fax: (305) 892-3342

                           with an additional copy to:

                           Morgan, Lewis & Bockius LLP

                           101 Park Avenue
                           New York, New York  10178
                           Attention:  Stephen P. Farrell, Esq.
                           Fax:  (212) 309-6273

                           If to Stockholder:

                           Mr. Melvin Chasen
                           c/o Transmedia Network Inc.
                           11900 Biscayne Boulevard
                           Miami, Florida  33181
                           Attention:  Chief Executive Officer
                           Fax: (305) 892-3342

                           with an additional copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York  10178
                           Attention:  Stephen P. Farrell, Esq.
                           Fax:  (212) 309-6273

                                      -64-

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         Section 10. Termination. This Agreement shall terminate and its provisions shall be of no further force and effect if (i) the Zell Group shall, at any time, cease to own in the aggregate Company Voting Securities representing at least five percent (5%) of all Company Voting Securities outstanding or (ii) contemporaneously with the termination of the Purchase Agreement in accordance with Section 9.1 thereof.

         Section 11. Remedies. Any party having rights under this Agreement may enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and, accordingly, in addition to all other remedies available to any party, such party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, the provisions of this Agreement.

         Section 12. Entire Agreement. This Agreement, together with the Purchase Agreement and the Investment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. Except as contemplated by this Agreement, no Person who is not an original party to this Agreement may become a party hereto without the written consent of each of the parties hereto.


         Section 13. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

         Section 14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         Section 15. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         Section 16. Applicable Law. This Agreement shall be

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governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         Section 17. Binding Effect; Benefit, Non-circumvention. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Stockholder shall take any action, alone or in concert with any other person, to circumvent any of the provisions of this Agreement.

         Section 18. Assignability. This Agreement shall not be assignable by any party without the prior written consent of each of the other parties.

         Section 19. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement Among Stockholders as of the day and year first above written.

                           TRANSMEDIA INVESTORS, L.L.C.
                           by Samstock, L.L.C., its managing member, by SZ Investments, L.L.C., its managing member, by Zell General Partnership, Inc., its managing member

                           /s/ Sheli Z. Rosenberg
                           -----------------------------------------------
                           By: Sheli Z. Rosenberg, Vice President

                           SAMSTOCK, L.L.C.

                           by SZ Investments, L.L.C., its managing member, by Zell General Partnership, Inc., its managing member

                           /s/ Sheli Z. Rosenberg
                           -----------------------------------------------
                           By: Sheli Z. Rosenberg, Vice President

                           /s/ Melvin Chasen
                           -----------------------------------------------
                           Melvin Chasen, individually

                           /s/ Iris Chasen
                           -----------------------------------------------
                           Iris Chasen, individually

                           TRANSMEDIA NETWORK INC.

                           /s/ Melvin Chasen
                           -----------------------------------------------
                           By: Melvin Chasen, President and
                               Chief Executive Officer

                                      -67-